Exhibit 23.2

                      Consent of Independent Accountants

          We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Frank's Nursery & Crafts, Inc. of our report dated March 13, 1998 relating to the financial statements of Frank's Nursery & Crafts, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


/s/  Price Waterhouse LLP
-------------------------
Price Waterhouse LLP
Bloomfield Hills, Michigan
April 23, 1998